Exhibit 99.1

News Release

Mitel announces definitive agreement to acquire ShoreTel

 Consolidation accelerates Mitel’s move to high-growth UCaaS market

•	Accelerates Mitel’s path to growth
•	Delivers attractive shareholder value with $60 million in expected synergies
•	Moves Mitel into a #2 position in UCaaS market
•	Expected to be accretive in the first year

OTTAWA, ON and SUNNYVALE, CA – July 27, 2017 – Mitel (Nasdaq: MITL) (TSX: MNW) and ShoreTel (Nasdaq:SHOR) today announced that they have entered into a definitive merger agreement pursuant to which Mitel will acquire 100% of the outstanding shares of ShoreTel common stock in an all-cash transaction at a price of $7.50 per share, or a total equity value of approximately $530 million and a total enterprise value of approximately $430 million. The purchase price represents a 28% premium to ShoreTel’s closing share price on July 26, 2017.

Stronger together as a global market leader in the rapidly growing UCaaS market

Continuing to deliver its move-to-the-cloud strategy, with this transaction Mitel is accelerating on a growth path by investing further and faster into the UCaaS (Unified Communications as a Service) market as digital transformation accelerates customer demand for cloud-based solutions globally. The combined company will be the #2 player in the UCaaS market, creating a supplier with the scale and technical capabilities to enable customers with new cloud-based solutions and applications.

The combined company will be headquartered in Ottawa, Canada, and will operate as Mitel. Rich McBee, Mitel’s Chief Executive Officer, will lead the combined organization. Steve Spooner, Mitel’s Chief Financial Officer, will also continue in that role.

“This is a very natural combination that enables us to continue to consolidate the industry and take advantage of cost synergy opportunities while adding new technologies and significant cloud growth to our business,” said Mitel CEO, Rich McBee. “Together, Mitel and ShoreTel will be able to take customers to the cloud faster with full-featured, cloud-based communications and applications.”

Uniquely qualified to take customers and partners to the cloud

Together, the combined company will have approximately 3,200 channel partners and an industry-leading portfolio of communications and collaboration solutions. Mitel and ShoreTel are committed to providing continued support and an attractive path forward for all customers and partners – cloud and premise. On closing of the proposed transaction, the combined company will have a global workforce of approximately 4,200 employees.

“With the announcement today, this concludes our comprehensive review of strategic alternatives by delivering a significant cash premium for our shareholders,” said Don Joos, CEO of ShoreTel. “Customers are clearly moving to the cloud at a rapid pace. The combination of Mitel and ShoreTel creates a new UCaaS market leader with a differentiated strategy and solution, and a clear migration path so that no customer is left behind or will have to abandon what they already have to cloud-enable their organization.”

Once the transaction is complete, Mitel will be uniquely positioned to offer all customers the advantages of cloud-based communications. For enterprise customers, ShoreTel’s solutions will strengthen Mitel’s ability to cloud-enable customers with existing premise or mixed estate deployments, creating the technical foundation needed for delivery of next-generation cloud applications.

Size, scale and financial foundation to drive growth

Financial highlights of the transaction include:

•	Combined sales of $1.3 billion*
•	Increases Mitel’s total recurring revenue to 39% of total revenue*
•	More than doubles Mitel’s UCaaS revenue to $263 million*
•	Significant synergy opportunity targeted at $60M in annual run rate spend expected to be achieved over two years
•	Expected to be accretive to non-GAAP EPS in the first year

 *based on trailing twelve months combined to March 31, 2017

Transaction Details

The transaction will be completed through a cash tender offer for all of the outstanding shares of ShoreTel common stock, followed by a merger, which will not require approval of ShoreTel’s stockholders, in which remaining shares of ShoreTel common stock will be converted into the right to receive the same $7.50 cash per share price paid in the tender offer.  ShoreTel’s Board of Directors has recommended that ShoreTel stockholders tender their shares in the offer. In connection with the execution of the merger agreement, ShoreTel’s directors and executive officers, have entered into tender support agreements with Mitel pursuant to which they have agreed to tender their shares to Mitel's offer.

Mitel intends to finance the consideration for the acquisition and associated transaction expenses using a combination of cash on hand from the combined business, drawings on its existing revolving credit facility and proceeds from a new fully underwritten $300 million term loan maturing in 2023.  The existing term loan and revolving credit facility will remain in place, with the Company having already obtained the requisite majority consent to certain amendments which accommodate the acquisition and the incremental financing. BMO Capital Markets is leading the new term loan facility with Citizens Bank, N.A., HSBC Bank Canada and Canadian Imperial Bank of Commerce serving as Joint Lead Arrangers and Joint Bookrunners.  Citizens Bank, N.A., lead on the existing amended facilities, will act as administrative agent for these and the new term loan.  EA Markets LLC provided Mitel with independent advisory and transaction services in conjunction with the arrangement and structuring of the new financing.

The transaction is expected to be completed in the third quarter of 2017, subject to ShoreTel stockholders having tendered shares representing more than 50% of the outstanding shares of ShoreTel common stock, certain regulatory approvals having been obtained and other customary conditions to the tender offer having been satisfied.

Jefferies LLC is serving as financial advisor to Mitel, Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal advisor to Mitel and Osler, Hoskin & Harcourt LLP is serving as legal advisor to Mitel in connection with the financing.  J.P. Morgan Securities LLC is serving as financial advisor to ShoreTel and Fenwick & West LLP is serving as legal advisor to ShoreTel.

Conference Call Information

Mitel is hosting an investor conference call and live webcast today, Thursday, July 27, 2017 at 8:30 a.m. ET (5:30 a.m. PT) to discuss this announcement, as well as its financial results for the second quarter ended June 30, 2017. To access the conference call, dial 888-734-0328. Callers outside the U.S. and Canada should dial 678-894-3054. The live webcast will be accessible on Mitel's investor relations website at www.mitel.com.  It will be archived and is expected to be available on this site for replay on or about Friday, July 28, 2017 after 12:00 p.m. ET. We have also provided a slide deck to supplement comments made specific to this transaction as well as to help illustrate our financial results.  It has been posted on www.mitel.com.  Our Form 10-Q is expected to be filed with the U.S. Securities and Exchange Commission (the “SEC”) and Canadian securities regulatory authorities on July 27, 2017 and will include our complete financial results for the quarter ended June 30, 2017.

Important Information for Investors

The tender offer for the outstanding shares of ShoreTel common stock referenced in this press release has not yet commenced. This press release is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of ShoreTel common stock, nor is it a substitute for the tender offer materials that Mitel and its acquisition subsidiary will file with the SEC upon commencement of the tender offer. At the time the offer is commenced, Mitel and its acquisition subsidiary will file tender offer materials on Schedule TO, and ShoreTel will thereafter file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. The tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) and the Solicitation/Recommendation Statement will contain important information. Holders of shares of ShoreTel common stock are urged to read these documents when they become available because they will contain important information that holders of ShoreTel common stock should consider before making any decision regarding tendering their shares. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, will be made available to all holders of shares of ShoreTel common stock at no expense to them. The tender offer materials and the Solicitation/Recommendation Statement will be made available for free at the SEC’s web site at www.sec.gov. Copies of these documents will also be made available free of charge on Mitel’s website at investor.Mitel.com or by contacting Mitel’s Investor Relations Department at 469-574-8134. Copies of the documents filed with the SEC by ShoreTel will be available free of charge on ShoreTel’s website at ir.ShoreTel.com or by contacting ShoreTel’s Investor Relations Department at (408) 962-2573. In addition to the Offer to Purchase, the related Letter of Transmittal and certain other offer documents, as well as the Solicitation/Recommendation Statement, Mitel and ShoreTel file annual, quarterly and special reports and other information with the SEC. You may read and copy any reports or other information filed by Mitel or ShoreTel at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Mitel’s and ShoreTel’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at www.sec.gov.

Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding Mitel’s results as determined by generally accepted accounting principles (GAAP), Mitel also discusses, in its press releases and presentation materials, non-GAAP information which Mitel’s management believes provides useful information to investors, including Adjusted EBITDA, non-GAAP net income, non-GAAP EPS (earnings per share) or non-GAAP net income per common share and Constant Currency. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. We use these non-GAAP financial measures to assist management and investors in understanding our past financial performance and prospects for the future, including changes in our operating results, trends and marketplace performance, exclusive of unusual events and other factors which do not directly affect what we consider to be our core operating performance. Non-GAAP measures are among the primary indicators management uses as a basis for our planning and forecasting of future periods. Investors are cautioned that non-GAAP financial measures should not be relied upon as a substitute for financial measures prepared in accordance with U.S. generally accepted accounting principles. Mitel provides a reconciliation between GAAP and non-GAAP financial information in our quarterly results announcements and in the supplemental slides used in conjunction with Mitel’s quarterly calls. This information is available on our website at www.mitel.com under the “Investor Relations” section http://investor.mitel.com/events.cfm.

Forward Looking Statements

Some of the statements in this press release are forward-looking statements (or forward-looking information) within the meaning of applicable U.S. and Canadian securities laws. These include statements using the words believe, target, outlook, may, will, should, could, estimate, continue, expect, intend, plan, predict, potential, project and anticipate, and similar statements which do not describe the present or provide information about the past. There is no guarantee that the expected events or expected results will actually occur. Such statements reflect the current views of management of Mitel and ShoreTel and are subject to a number of risks and uncertainties. These statements are based on many assumptions and factors, including general economic and market conditions, industry conditions, operational and other factors. Any changes in these assumptions or other factors could cause actual results to differ materially from current expectations. All forward-looking statements attributable to Mitel or ShoreTel, or persons acting on either of their behalf, are expressly qualified in their entirety by the cautionary statements set forth in this paragraph. Undue reliance should not be placed on such statements. In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the integration of Mitel and ShoreTel and the ability to recognize the anticipated benefits from the proposed acquisition of ShoreTel (the “transaction”); the ability to obtain required regulatory approvals for the transaction, the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the expected benefits of the transaction; the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the transaction to close for any other reason; the anticipated size of the markets and continued demand for Mitel and ShoreTel products and services; the impact of competitive products and pricing and disruption to Mitel’s and ShoreTel’s respective businesses that could result from the announcement of the transaction; access to available financing on a timely basis and on reasonable terms, including amending Mitel’s existing credit facilities to fund the cash portion of the consideration in connection with the transaction; the ability to recognize the anticipated benefits from the divestment of Mitel’s mobile division (“Mobile Division”); risks associated with the non-cash consideration received by Mitel in connection with the divestment of the Mobile Division; the impact to Mitel’s business that could result from the announcement of the divestment of the Mobile Division; Mitel’s ability to achieve or sustain profitability in the future; fluctuations in quarterly and annual revenues and operating results; fluctuations in foreign exchange rates; current and ongoing global economic instability, political unrest and related sanctions; intense competition; reliance on channel partners for a significant component of sales; dependence upon a small number of outside contract manufacturers to manufacture products; and, Mitel’s ability to successfully implement and achieve its business strategies, including its growth of the company through acquisitions and the integration of recently acquired businesses and realization of synergies, including the proposed acquisition of ShoreTel. Additional risks are described under the heading “Risk Factors” in Mitel’s Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC and Canadian securities regulatory authorities on March 1, 2017, in Mitel’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 to be filed with the SEC and Canadian securities regulatory authorities, and in ShoreTel’s Annual Report on Form 10-K for the year ended June 30, 2016 filed with the SEC on September 12, 2016. Forward-looking statements speak only as of the date they are made. Except as required by law, neither Mitel nor ShoreTel has any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

About Mitel

A global market leader in enterprise communications powering more than two billion business connections, Mitel (Nasdaq:MITL) (TSX:MNW) helps businesses and service providers connect, collaborate and provide innovative services to their customers. Our innovation and communications experts serve more than 60 million business users in more than 100 countries. For more information, go to www.mitel.com and follow us on Twitter @Mitel.

Mitel is the registered trademark of Mitel Networks Corporation.

All other trademarks are the property of their respective owners.

MITL-F

About ShoreTel

ShoreTel (NASDAQ: SHOR) provides businesses worldwide with communication solutions that make interactions simple. From business phone systems, unified communications and contact center solutions to a fully hosted voice and SMS development platform, ShoreTel delivers unmatched flexibility and ease for companies looking to increase productivity and drive innovation. ShoreTel offers solutions in the cloud, onsite or a hybrid of both, giving customers the freedom to choose the best fit for their business needs now and in the future. Headquartered in Sunnyvale, Calif., ShoreTel has offices and partners worldwide. For more information, visit shoretel.com.

Mitel Contact Information:

Media
Camille Beasley
469-212-0433
camille.beasley@mitel.com

Investors
Michael McCarthy
469-574-8134
michael.mccarthy@mitel.com

Industry Analysts
Denise Hogberg
469-212-0434
denise.hogberg@mitel.com

ShoreTel Contact Information:

Investors:
Barry Hutton
(408) 962-2573
bhutton@shoretel.com

Media
Katie Kregel
(512) 551-7065
kkregel@shoretel.com